UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Donegal Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 17, 2008

To the Stockholders of
DONEGAL GROUP INC.:

We will hold our annual meeting of stockholders at 10:00 a.m., local time, on April 17, 2008, at our offices, 1195 River Road, Marietta, Pennsylvania 17547. At our annual meeting, our stockholders will act on the following matters:

1. Election of three Class A directors, each for a term of three years and until his or her respective successor has been elected;

2. Ratification of our audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2008; and

3. Any other matter that properly comes before our annual meeting.

We have fixed the close of business on February 25, 2008 as the record date for the determination of our stockholders who are entitled to notice of, and to vote at, our annual meeting and any adjournment or postponement of our annual meeting.

We are mailing our 2007 annual report, which is not part of our proxy soliciting material, to stockholders of record together with this notice.

It is important that you vote your shares at our annual meeting. Please submit your proxy, whether or not you expect to attend our annual meeting in person. If you attend our annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of our board of directors,

Donald H. Nikolaus,
President and Chief Executive Officer

March 17, 2008
Marietta, Pennsylvania

Important Notice Regarding the Availability of Proxy Materials for Our
Stockholders Meeting to Be Held on April 17, 2008

The accompanying proxy statement and our 2007 annual report to stockholders are available at www.donegalgroup.com.

DONEGAL GROUP INC.

PROXY STATEMENT

This proxy statement contains information relating to the annual meeting of stockholders of Donegal Group Inc. to be held on Thursday, April 17, 2008, beginning at 10:00 a.m., at our offices, 1195 River Road, Marietta, Pennsylvania 17547 and at any adjournment or postponement of our annual meeting. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about March 17, 2008. Unless the context indicates otherwise, all references in this proxy statement to “we,” “us,” “our” or the “Company” mean Donegal Group Inc. and its insurance subsidiaries; all references to “Donegal Mutual” refer to Donegal Mutual Insurance Company; all references to “Atlantic States” refer to Atlantic States Insurance Company; all references to “Southern” refer to Southern Insurance Company of Virginia; all references to “Le Mars” refer to Le Mars Insurance Company and all references to “Peninsula” refer to the Peninsula Insurance Group.

i

ii

OUR ANNUAL MEETING

What are the purposes of our annual meeting?

At our annual meeting, our stockholders will act upon the election of three Class A directors, the ratification of our audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2008 and any other business that properly comes before our annual meeting or any adjournment or postponement of our annual meeting. In addition, our management will report on our performance during 2007 and respond to appropriate questions from stockholders.

What should I do now?

You should first read this proxy statement carefully. After you have decided how you wish to vote your shares, please vote by submitting your proxy using one of the methods described below. The proxies will vote your shares as you direct. If you are a registered stockholder and attend our annual meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at our annual meeting will need to obtain a signed proxy from the nominee in whose name their shares are registered.

VOTING

How do I vote my shares?

If you are a registered stockholder (that is, if your stock is registered in your name), you may attend our annual meeting and vote in person or vote by proxy. You may vote by proxy by telephone, electronically through the internet or by mail by following the instructions included with your proxy card. The deadline for registered stockholders to vote telephonically or electronically through the internet is 3:00 a.m., eastern daylight time, on April 17, 2008.

We encourage you to take advantage of these ways to vote your shares on the matters to be considered at our annual meeting. The following summary describes the three voting methods registered stockholders may use to vote by proxy.

Vote by telephone — use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your control numbers, which are located on your proxy card and then follow the directions given.

Vote electronically through the internet — use the internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your control numbers, which are located on your proxy card, to create and submit an electronic ballot.

Vote by mail — mark, sign and date your proxy card and return such card in the postage-paid envelope we have provided you.

If you vote by telephone or electronically through the internet, you do not need to return your proxy card.

Although there is no charge to you for voting by telephone or electronically through the internet, there may be costs associated with electronic access, such as usage charges from internet service providers and telephone companies. We will not cover these costs; they are solely your responsibility. The telephone and internet voting procedures available to you are valid forms of granting proxies under the Delaware General Corporation Law, or DGCL.

If you hold your shares through a broker, bank or other nominee, please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically through the internet.

Who is entitled to vote at our annual meeting?

Holders of Class A common stock and Class B common stock of record as of the close of business on the record date, February 25, 2008, are entitled to receive notice of and to vote at our annual meeting, and any adjournment or postponement of our annual meeting. A complete alphabetical list of the record holders of our Class A common stock and Class B common stock entitled to vote at our annual meeting will be available for inspection at our principal executive offices during normal business hours for any purpose germane to our annual meeting for a period of ten days prior to the date of our annual meeting.

What are the voting rights of our stockholders?

We have two outstanding classes of stock: Class A common stock and Class B common stock. As of the record date, February 25, 2008, we had outstanding 19,778,568 shares of Class A common stock, each of which may cast one-tenth of a vote with respect to each matter to be voted on at our annual meeting, and 5,576,775 shares of Class B common stock, each of which may cast one vote with respect to each matter to be voted on at our annual meeting. Therefore, the holders of our Class A common stock may cast a total of 1,977,856 votes at our annual meeting and the holders of our Class B common stock may cast a total of 5,576,775 votes at our annual meeting, resulting in a total of 7,554,631 votes that may be cast at our annual meeting.

As of the record date, Donegal Mutual owned 8,253,517 shares, or 42%, of our outstanding Class A common stock and 4,112,215 shares, or 74%, of our outstanding Class B common stock, and therefore will have the right to cast 65% of the votes entitled to be cast at our annual meeting. Donegal Mutual has advised us that it will vote its shares for the election of Robert S. Bolinger, Patricia A. Gilmartin and Philip H. Glatfelter, II as Class A directors and for the ratification of our audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2008. Therefore, Robert S. Bolinger, Patricia A. Gilmartin and Philip H. Glatfelter, II will be elected as Class A directors and our audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2008 will be ratified, irrespective of the votes cast by our stockholders other than Donegal Mutual.

Who can attend our annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend our annual meeting. Even if you currently plan to attend our annual meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend, or are unable to attend, our annual meeting.

If you hold your shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at our annual meeting.

If you wish to obtain directions to be able to attend our annual meeting and vote in person, please contact us at (800) 877-0600, attention Jeffrey D. Miller.

What constitutes a quorum?

The presence at our annual meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast by the holders of our Class A common stock and our Class B common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at our annual meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares present at our annual meeting.

How do I vote in person?

If your stock is registered in your name and you attend our annual meeting and wish to vote in person, we will provide you with a ballot before voting commences at our annual meeting.

How do I vote if my shares are held in street name?

If you are not a stockholder of record, but you are a “beneficial owner,” meaning that your shares are registered in a name other than your own, such as a broker’s name, you must either direct the holder of record of your shares as to how you want to vote your shares or obtain a form of proxy from the holder of record that you may then vote.

How do I vote my 401(k) plan shares?

If you participate in Donegal Mutual’s 401(k) plan, you may vote your shares of Class A common stock and Class B common stock credited to your 401(k) plan account as of the record date. You may vote by instructing Putnam Fiduciary Trust Company, or Putnam, the trustee of our 401(k) plan, pursuant to the instruction card included with this proxy statement. As long as Putnam receives your duly executed instruction card by April 11, 2008, Putnam will vote your shares in accordance with your instructions.

If you do not return your instruction card, Putnam will vote your shares in the same proportion that Putnam votes the shares for which it did receive timely instruction cards.

You may also revoke previously given voting instructions by filing either a written notice of revocation or a duly executed instruction card bearing a later date with Putnam.

May I change my vote after I have voted?

Yes. You may revoke your proxy at any time before the vote is taken at our annual meeting. If you are a stockholder of record, you may revoke your proxy by:

•	submitting written notice of revocation to our corporate secretary prior to the voting of that proxy at our annual meeting;

•	submitting a later dated proxy by telephone, internet or mail; or

•	voting in person at our annual meeting.

However, simply attending our annual meeting without voting will not revoke an earlier proxy.

If your shares are held in street name (that is, in the name of a bank, broker, nominee or other holder of record), you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

What are the recommendations of our board of directors?

Unless you provide contrary instructions on your proxy card, the persons named as proxy holders will vote in accordance with the recommendations of our board of directors. Our board of directors unanimously recommends that you vote:

•	FOR the election of our three nominees for Class A director; and

•	FOR the ratification of our audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2008.

What vote is required?

Election of Class A Directors.  The three persons nominated in accordance with our by-laws who receive the highest number of FOR votes cast by the holders of our Class A common stock and Class B common stock, voting as a single class, will be elected as Class A directors. A properly executed proxy card marked Withhold Authority will not be voted with respect to the nominee or nominees so indicated although the votes represented by the proxy will be counted for the purposes of determining whether a quorum is present. Our certificate of incorporation and by-laws do not authorize cumulative voting in the election of our directors.

Ratification of the Selection of KPMG LLP.  Ratification of our audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2008 will require the affirmative vote of a majority of the votes entitled to be cast by the holders of our Class A common stock and Class B common stock whose shares are represented at our annual meeting in person or by proxy, voting together without regard to class. Abstentions and shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owner of, or person otherwise entitled to vote the shares, and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, are considered shares of stock outstanding and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention or broker non-vote will therefore have the practical effect of voting against approval of the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2008 because each abstention and broker non-vote will represent one fewer vote for approval of the ratification.

Based on the advance notice provisions of our by-laws and applicable provisions of Delaware law, no matter other than the election of three Class A directors and the ratification of our audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2008 can be properly brought before our annual meeting.

Who will pay the costs of soliciting proxies on behalf of our board of directors?

We will pay the costs of preparing and mailing this proxy statement on behalf of our board of directors. In addition to mailing this proxy statement and related materials, our regular officers and employees, who will not receive any special compensation for doing so, may solicit proxies in person, by telephone or over the internet. Upon request, we will reimburse brokers, nominees, fiduciaries, custodians and other persons holding shares in their names or in the names of nominees for their reasonable expenses in sending our proxy material to beneficial owners of our stock.

STOCK OWNERSHIP

Our Principal Stockholders

The following table identifies each person whom we know owns beneficially more than 5% of our Class A common stock or Class B common stock and states the percentage of total votes entitled to be cast by each. All information is as of February 25, 2008.

	Class A		Class B
	Shares	Percent of	Shares	Percent of
Name of Individual or	Beneficially	Class A	Beneficially	Class B	Percent of
Identity of Group	Owned	Common Stock	Owned	Common Stock	Total Votes

Donegal Mutual Insurance Company 1195 River Road Marietta, PA 17547	8,253,517	41.7%	4,112,215	73.7%	65.4%
Dimensional Fund Advisors LP(1) 1299 Ocean Avenue Santa Monica, CA 90401	1,640,624	8.3	232,402	4.2	5.2
Wells Fargo & Company(2) 420 Montgomery Street San Francisco, CA 94104	1,349,376	6.8	—	—	1.8
The TCW Group, Inc., on behalf of the TCW Business Unit(3) 865 South Figueroa Street Los Angeles, CA 90017	1,217,015	6.2	—	—	1.6

(1)	As reported in a Schedule 13G filed with the Securities and Exchange Commission, or SEC, by Dimensional Fund Advisors LP, which serves as an investment advisor to four investment companies and as investment manager to certain other commingled group trusts and separate accounts. Dimensional Fund Advisors LP disclaims beneficial ownership of these securities.

(2)	As reported in a Schedule 13G filed with the SEC by Wells Fargo & Company on behalf of its subsidiaries, Wells Capital Management, Incorporated, Wells Fargo Funds Management, LLC and Wells Fargo Bank, National Association.

(3)	As reported in a Schedule 13G filed with the SEC, The TCW Group, Inc. and its direct and indirect subsidiaries constitute the TCW Business Unit. The TCW Group, Inc.’s ultimate parent company is Societe General, S.A., a corporation formed under the laws of France.

The Stock Ownership of Our Directors and Executive Officers

The following table shows the amount and percentage of our outstanding Class A common stock and Class B common stock beneficially owned by each director, each nominee for director, each executive officer named in the Summary Compensation Table and all of our executive officers and directors as a group as of December 31, 2007, as well as the percentage of total votes entitled to be cast by them by reason of that beneficial ownership.

		Percent of	Class B	Percent of
	Class A Shares	Class A	Shares	Class B
	Beneficially	Common	Beneficially	Common	Percent of
Name of Individual or Identity of Group	Owned(1)(2)	Stock(3)	Owned(1)	Stock(3)	Total Votes

Directors:
Donald H. Nikolaus(4)	786,856	4.0%	186,360	3.3%	3.5%
Robert S. Bolinger	17,266	—	1,450	—	—
Patricia A. Gilmartin	13,552	—	—	—	—
Philip H. Glatfelter, II	21,312	—	3,276	—	—
John J. Lyons	45,773	—	1,776	—	—
Jon M. Mahan	4,144	—	—	—	—
S. Trezevant Moore, Jr.	311	—	1,000	—	—
R. Richard Sherbahn	16,111	—	677	—	—
Richard D. Wampler, II	14,787	—	—	—	—
Executive Officers:
Cyril J. Greenya	45,710	—	820	—	—
Jeffrey D. Miller	49,654	—	582	—	—
Robert G. Shenk	64,762	—	5,450	—	—
Daniel J. Wagner	43,960	—	166	—	—
All directors and executive officers as a group (13 persons)	1,124,198	5.7%	201,557	3.6%	4.2%

(1)	Information furnished by each individual named. This table includes shares that are owned jointly, in whole or in part, with the person’s spouse, or individually by his or her spouse.

(2)	See “Executive Compensation — Outstanding Equity Awards at Fiscal Year End” for additional information as to the stock options held at December 31, 2007 by the persons named above. The totals above include stock options that are currently exercisable and exclude stock options not currently exercisable within 60 days of December 31, 2007.

(3)	Less than 1% unless otherwise indicated.

(4)	Includes 128,487 shares of Class A common stock and 3,938 shares of Class B common stock owned by a family foundation of which Mr. Nikolaus is trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires that our officers and directors, as well as persons who own 10% or more of a class of our equity securities, file reports of their ownership of our securities, as well as statements of changes in such ownership, with us and the SEC. Based upon written representations we received from our officers, directors and 10% or greater stockholders and our review of the statements of beneficial ownership changes our officers, directors and 10% or greater stockholders filed with us during 2007, we believe that all such filings required during 2007 were made on a timely basis.

OUR RELATIONSHIP WITH DONEGAL MUTUAL

Background

Donegal Mutual was organized in 1889. In the mid-1980s, Donegal Mutual, like a number of other mutual property and casualty insurance companies, recognized the need to develop additional sources of capital and surplus to remain competitive, have the capacity to expand its business and assure its long-term viability. Donegal Mutual, again like a number of other mutual property and casualty insurance companies, determined to implement a downstream holding company structure as a strategic response. Thus, in 1986, Donegal Mutual formed us as a downstream holding company, initially wholly owned by Donegal Mutual, and caused us to form an insurance company subsidiary known as Atlantic States.

As part of the implementation of the downstream holding company strategy, Donegal Mutual and Atlantic States entered into a pooling agreement in 1986, whereby substantially all of the premiums, losses and expenses of Donegal Mutual and Atlantic States are pooled and each company is allocated a given percentage of the combined underwriting results. The consideration to Donegal Mutual for entering into the pooling agreement was Donegal Mutual’s ownership of majority control of our Class A common stock and Class B common stock and the expectation that Donegal Mutual’s surplus would increase over time as the value of its ownership interest in us increased.

Since 1986, we have completed three public offerings. A major purpose of these offerings was to provide additional capital for Atlantic States and our other insurance subsidiaries and to fund acquisitions. As the capital of Atlantic States increased, its underwriting capacity increased proportionately. Thus, as originally planned in the 1980s, Atlantic States has had access to the capital necessary to support the growth of its direct business and increases in the amount and percentage of business it assumes from the underwriting pool with Donegal Mutual. As a result, the participation of Atlantic States in the underwriting pool has increased over the years from its initial participation of 35% in 1986 to its current 80% participation, and the size of the underwriting pool has increased substantially.

The operations of our insurance subsidiaries are interrelated with the insurance operations of Donegal Mutual and, while maintaining our separate corporate existence and the separate corporate existence of Donegal Mutual, Donegal Mutual and our insurance subsidiaries conduct business together as the Donegal Insurance Group. As such, Donegal Mutual and our insurance subsidiaries have the same business philosophy, the same management, the same employees, the same facilities and offer the same types of insurance products.

The risk profiles of the business written by Atlantic States and Donegal Mutual have historically been, and are expected to continue to be, substantially similar. The same executive management and underwriting personnel administers products, classes of business underwritten, pricing practices and underwriting standards of Donegal Mutual and our insurance subsidiaries.

In addition, as the Donegal Insurance Group, Donegal Mutual and our insurance subsidiaries have a combined business plan to achieve market penetration and underwriting profitability objectives. The products offered by Donegal Mutual and our insurance subsidiaries are generally complementary, thereby allowing Donegal Insurance Group to offer a broader range of products to a given market and to expand Donegal Insurance Group’s ability to service an entire personal lines or commercial lines account. Distinctions within the products of Donegal Mutual and our insurance subsidiaries generally relate to the specific risk profiles targeted within similar classes of business, such as preferred tier products compared to standard tier products, but not all of the standard risk gradients are allocated to one of the companies. Therefore, the underwriting profitability of the business directly written by each of Donegal Mutual and Atlantic States will vary. However, the risk characteristics of all business written directly by Donegal Mutual and Atlantic States are homogenized within the reinsurance pool and each of Donegal Mutual and Atlantic States shares the underwriting results in proportion to its participation in the reinsurance pool. Effective March 1, 2008, we realize 80% of the underwriting profitability of the reinsurance pool because of the 80% participation of Atlantic States in the underwriting pool. The business Atlantic States derives from the underwriting pool represents a predominant percentage of our total revenues.

In April 2001, we completed a recapitalization under which we effected a one-for-three reverse split of our Class B common stock, which has one vote per share, and issued two shares of our Class A common stock, which has one-tenth of a vote per share, as a stock dividend for each post-reverse split share of our Class B common stock. As a result of the reverse split and the stock dividend, each of our stockholders as of April 19, 2001 continued to own the same number of shares of our common stock, with one-third of the shares being shares of our Class B common stock and two-thirds of the shares being shares of our Class A common stock, and there was no change in the relative voting power or equity of any of our then stockholders.

We completed this recapitalization because we believed a capital structure that has more than one class of publicly traded securities offered us a number of benefits. The principal benefit was our ability after the recapitalization to issue our Class A common stock or securities convertible into our Class A common stock for financing, acquisition and compensation purposes without materially adversely affecting the percentage voting power of any stockholder, including Donegal Mutual. At the time of the recapitalization, our board of directors recognized that the recapitalization tended to favor longer-term investors, including Donegal Mutual, and would discourage attempts to take us over, which our board of directors believed to be remote because Donegal Mutual has voting control of us.

We believe our relationship with Donegal Mutual provides us and our insurance subsidiaries with a number of competitive advantages, including the following:

•	facilitating our stable management, the consistent underwriting discipline of our insurance subsidiaries, external growth and long-term profitability;

•	creating operational and expense synergies from the combination of resources and integrated operations of Donegal Mutual and our insurance subsidiaries;

•	enhancing our opportunities to expand by acquisition because of the ability of Donegal Mutual to affiliate with and, over time, acquire control of other mutual insurance companies and thereafter demutualize them and sell them to us;

•	producing more stable and uniform underwriting results for our insurance subsidiaries over extended periods of time than we could achieve without our relationship with Donegal Mutual; and

•	providing Atlantic States with a significantly larger underwriting capacity because of the underwriting pool Donegal Mutual and Atlantic States have maintained since 1986.

The Coordinating Committee

We and Donegal Mutual have maintained a coordinating committee since our formation in 1986. The coordinating committee consists of two members of our board of directors, who are not also members of Donegal Mutual’s board of directors, and two members of Donegal Mutual’s board of directors, who are not also members of our board of directors.

Under our by-laws and the by-laws of Donegal Mutual, any new agreement between Donegal Mutual and us and any proposed change to an existing agreement between Donegal Mutual and us must first be submitted for approval by the coordinating committee. In determining whether to approve a new agreement between Donegal Mutual and us or a change to an existing agreement between Donegal Mutual and us, our members of the coordinating committee will not grant approval unless they both believe the new agreement or the change in an existing agreement is fair and equitable to us and in the best interests of our stockholders and Donegal Mutual’s members of the coordinating committee will not grant approval unless they both believe the new agreement or the change in an existing agreement is fair and equitable to Donegal Mutual and its policyholders. If approved by the coordinating committee, the new agreement or the change in an existing agreement must then be submitted for consideration by our board of directors and the board of directors of Donegal Mutual. If either the board of directors of Donegal Mutual or our board of directors does not thereafter approve the new agreement or the change in an existing agreement, the new agreement or the change in an existing agreement does not become effective.

The coordinating committee also meets annually to review each existing agreement between Donegal Mutual and us or our insurance subsidiaries to determine if the terms of the existing agreements remain fair and equitable to us and our stockholders and fair and equitable to Donegal Mutual and its policyholders or if adjustments should be made.

Our members of the coordinating committee are Robert S. Bolinger and John J. Lyons. See “Item 1 — Election of Directors” for information about Mr. Bolinger and Mr. Lyons. Donegal Mutual’s members of the coordinating committee are John E. Hiestand and Frederick W. Dreher.

Mr. Hiestand, age 69, has been a director of Donegal Mutual since 1983 and has been a self-employed provider of insurance administrative services for more than the past five years. Mr. Hiestand beneficially owns 4,919 shares of our Class A common stock and 157 shares of our Class B common stock. In 2007, Donegal Mutual paid $31,000 in cash to Mr. Hiestand as director fees and granted him a restricted stock award of 311 shares as director compensation.

Mr. Dreher, age 67, has been a director of Donegal Mutual since 1996, and has been a partner in the law firm of Duane Morris LLP since 1971. Mr. Dreher beneficially owns 33,338 shares of our Class A common stock and 53,883 shares of our Class B common stock. In 2007, Donegal Mutual paid $31,000 in cash to Mr. Dreher as director fees and granted him a restricted stock award of 311 shares as director compensation.

Agreements between Donegal Mutual and Us

Donegal Mutual provides the personnel for three of our five insurance subsidiaries, Atlantic States, Southern and Le Mars. Under the terms of an inter-company services agreement, we allocate expenses to Southern and Le Mars according to a time allocation and estimated usage agreement and to Atlantic States in relation to the relative participation of Donegal Mutual and Atlantic States under the pooling agreement described below. Charges for these services totalled $52,268,253 in 2007.

We lease office equipment and automobiles to Donegal Mutual. Donegal Mutual made lease payments to us in 2007 of $1,060,319.

Donegal Mutual and Atlantic States participate in an underwriting pool, whereby both companies cede all of their business to the underwriting pool and then receive an allocation of a given percentage of the combined underwriting results of the underwriting pool. The underwriting pool excludes certain intercompany reinsurance assumed by Donegal Mutual from our insurance subsidiaries. Effective March 1, 2008, Atlantic States has a 80% participation in the results of the underwriting pool and Donegal Mutual has a 20% participation in the results of the underwriting pool. All premiums, losses, loss adjustment expenses and other underwriting expenses are prorated among Donegal Mutual and Atlantic States on the basis of their respective participation in the underwriting pool.

The pooling agreement may be amended or terminated at the end of any calendar year by agreement of the parties, subject to approval by the boards of directors of Donegal Mutual and Atlantic States and by the coordinating committee. The allocations of pool participation percentages between Donegal Mutual and Atlantic States are based on the pool participants’ relative amounts of capital and surplus, expectations of future relative amounts of capital and surplus and our ability to provide capital to Atlantic States. Our 2007 annual report to stockholders contains additional information describing the underwriting pool.

In addition to the underwriting pool and third-party reinsurance, our insurance subsidiaries have various on-going reinsurance agreements with Donegal Mutual. These agreements include:

•	catastrophe reinsurance agreements with Atlantic States, Le Mars and Southern;

•	an excess of loss reinsurance agreement with Southern;

•	a quota-share reinsurance agreement with one of the Peninsula companies; and

•	a quota-share reinsurance agreement with Southern.

The intent of the catastrophe and excess of loss reinsurance agreements is to lessen the effects of a single large loss, or an accumulation of smaller losses arising from one event, to levels that are appropriate given each insurance subsidiary’s size, underwriting profile and surplus position.

Donegal Mutual and one of the Peninsula companies have a quota-share reinsurance agreement that transfers to Donegal Mutual 100% of the premiums and losses related to the workers’ compensation product line of the company, which provides the availability of an additional workers’ compensation tier to Donegal Mutual’s commercial accounts.

Donegal Mutual and Southern have a quota-share reinsurance agreement that transfers to Southern 100% of the premiums and losses related to certain personal lines products offered in Virginia by Donegal Mutual through the use of its automated policy quoting and issuance system.

Southern and Le Mars also have 100% retrocessional agreements with Donegal Mutual that provide Southern and Le Mars with the same A.M. Best rating, currently A (Excellent), as Donegal Mutual, a rating that Southern and Le Mars might not be able to achieve if these agreements were not in effect. The retrocessional agreements do not otherwise provide for pooling or reinsurance with or by Donegal Mutual and do not transfer insurance risk for accounting purposes.

We own 48.2% and Donegal Mutual owns 51.8% of Donegal Financial Services Corporation, the holding company for Province Bank FSB, or Province Bank, a federal savings bank with offices in Marietta, Columbia and Lancaster, Pennsylvania. We and Donegal Mutual conduct banking operations in the ordinary course of business with Province Bank.

Donegal Mutual and Province Bank are parties to a lease whereby Province Bank leases 3,600 square feet in one of Donegal Mutual’s buildings located in Marietta, Pennsylvania from Donegal Mutual, and Donegal Financial Services Corporation is a party to a lease with Province Bank whereby Province Bank leases 3,000 square feet of space in a building in Lancaster, Pennsylvania, in each case for an annual rent based on an independent appraisal. Donegal Mutual and Province Bank are also parties to an administrative services agreement whereby Donegal Mutual provides various human resources services, principally payroll and employee benefits administration, administrative support, facility and equipment maintenance services and purchasing, to Province Bank, subject to the overall limitation that the costs charged by Donegal Mutual may not exceed the costs of independent vendors for similar services and further subject to annual maximum cost limitations specified in the administrative services agreement.

HOUSEHOLDING

We are permitted, unless we receive contrary instructions from you, to send a single copy of our annual report, proxy statement and notice of annual or special meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family.

If you would like to receive your own set of our annual disclosure documents in future years or if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

If your shares are registered in your own name, please contact our transfer agent and inform it of your request to revoke or institute householding by calling Computershare Trust Company at (800) 317-4445 or writing to Computershare Trust Company, N.A., at P.O. Box 43069, Providence, Rhode Island 02940-3078. Within 30 days of a request, we will comply with your request.

If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

ITEM 1 — ELECTION OF DIRECTORS

Introduction

The election of our directors by our stockholders is governed by the DGCL, the Pennsylvania Insurance Holding Companies Act, or the Holding Companies Act, and our by-laws. The following discussion summarizes these provisions and describes the process our nominating committee follows in connection with the nomination of candidates for election as directors by the holders of our Class A common stock and our Class B common stock.

Background of Our Nominating Committee

The Holding Companies Act provides that the board of directors of a Pennsylvania insurer or a company controlling a Pennsylvania insurer, which we are, shall establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer and who are not beneficial owners of a controlling interest in the voting stock of the insurer or any such entity, and that such committee or committees shall have responsibility for recommending the selection of the insurer’s independent registered public accounting firm, reviewing the insurer’s financial condition, the scope and results of the insurer’s independent audit and any internal audit, nominating candidates for election as directors by stockholders, evaluating the performance of officers deemed to be principal officers of the insurer and recommending to the insurer’s board of directors the selection and compensation of the principal officers.

Our by-laws are consistent with this statutory provision and provide that:

•	our board of directors shall annually appoint a nominating committee that shall consist of not less than two directors who are not our officers or employees of any entity controlling, controlled by or under common control with us and who are not beneficial owners of a controlling interest in us; and

•	the nominating committee shall, prior to each annual meeting of stockholders, determine and nominate candidates for election as directors by our stockholders.

In accordance with these by-law provisions, on April 19, 2007 our board of directors appointed a nominating committee consisting of R. Richard Sherbahn and Philip H. Glatfelter, II. Neither Mr. Sherbahn nor Mr. Glatfelter is one of our executive officers named in the Summary Compensation Table or a beneficial owner of a controlling interest in us.

Nominating Procedures

Nominations for election as directors by our stockholders may be made at any annual meeting of our stockholders if timely notice in writing of any such nomination is given in accordance with the advance notice procedures set forth in Section 2.3 of our by-laws. These procedures are described under “Stockholder Proposals” in this proxy statement. Our nominating committee may also consider director candidates proposed by our management. We have not utilized third-party executive search firms to identify candidates for director.

With the exception of applicable regulations of the SEC, the listing application standards of the NASDAQ Global Select Market, or NASDAQ, and the Holding Companies Act, our nominating committee does not have any specific, minimum qualifications for candidates for election to our board of directors, and our nominating committee may take into account such factors as it deems appropriate. Our nominating committee examines the specific attributes of candidates for election to our board of directors and also considers the judgment, skill, diversity, business experience, the interplay of the candidate’s experience with the experience of the other members of our board of directors and the extent to which the candidate would contribute to the overall effectiveness of our board of directors.

Our nominating committee utilizes the following process in identifying and evaluating candidates for election as members of our board of directors:

•	Evaluation of the performance and qualifications of the members of our board of directors whose term of office will expire at the forthcoming annual meeting of stockholders and determination of whether they should be nominated for re-election.

•	Consideration of the suitability of the candidates for election, including incumbent directors.

•	Review of the qualifications of any candidates proposed by stockholders in accordance with our by-laws, candidates proposed by management and candidates proposed by individual members of our board of directors.

•	After such review and consideration, our nominating committee meets and proposes a slate of candidates for election at the forthcoming annual meeting of stockholders.

Actions Taken by Our Nominating Committee

Our nominating committee met on March 4, 2008 for the purpose of evaluating the performance and qualifications of the members of our board of directors and nominating candidates for election as Class A directors by our stockholders at our annual meeting. After considering the performance and qualifications of the members of our board of directors during 2007, our nominating committee nominated the persons named below. On March 4, 2008, our board of directors accepted the report of our nominating committee and approved the nomination by our nominating committee of the persons named below.

Candidates for Election

Our board of directors currently consists of nine members. Each director is elected for a three-year term and until the director’s successor has been duly elected. The current three-year terms of our directors expire in the years 2008, 2009 and 2010, respectively.

Three Class A directors are to be elected at our annual meeting. Unless otherwise instructed, the proxies solicited by our board of directors will be voted for the election of the three nominees named below. Each Class A nominee is currently a director.

If any of the nominees becomes unavailable for any reason, the proxies intend to vote for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on our board of directors for any reason may be filled by a majority of our directors then in office until the expiration of the term of the class of directors in which the vacancy exists.

Our board of directors recommends a vote FOR the election of the nominees for Class A director named below.

The names of our nominees for Class A director, and our Class B directors and Class C directors who will continue in office after our annual meeting until the expiration of their respective terms, together with certain information regarding them, are as follows:

Nominees for Election as Class A Directors

		Director	Year Term
Name	Age	Since	Will Expire*

Robert S. Bolinger	71	1986	2011
Patricia A. Gilmartin	68	1986	2011
Philip H. Glatfelter, II	78	1986	2011

*	If elected at our annual meeting.

Directors Continuing in Office

Class B Directors

		Director	Year Term
Name	Age	Since	Will Expire

Jon M. Mahan	38	2006	2009
Donald H. Nikolaus	65	1986	2009
Richard D. Wampler, II	66	2004	2009

Class C Directors

		Director	Year Term
Name	Age	Since	Will Expire

S. Trezevant Moore, Jr.	54	2006	2010
R. Richard Sherbahn	78	1986	2010
John J. Lyons	68	2001	2010

Mr. Bolinger retired in 2001 as Chairman and Chief Executive Officer of Susquehanna Bancshares, Inc., a position he held since 1982.

Mrs. Gilmartin has been an employee since 1969 of Associated Donegal Insurance Brokers, which has no affiliation with us, except that Associated Donegal Insurance Brokers receives insurance commissions in the ordinary course of business from our insurance subsidiaries and Donegal Mutual in accordance with their standard commission schedules and agency contracts. Mrs. Gilmartin has been a director of Donegal Mutual since 1979.

Mr. Glatfelter retired in 1989 as a Vice President of Meridian Bank, a position he held for more than five years prior to his retirement. Mr. Glatfelter has been a director of Donegal Mutual since 1981, was Vice Chairman of Donegal Mutual from 1991 to 2001 and has been our Chairman of the Board and Chairman of the Board of Donegal Mutual since 2001.

Mr. Lyons was President and Chief Operating Officer of Keefe Managers, LLC, a manager of private investment funds from February 1999 to June 2007 when Mr. Lyons retired. Mr. Lyons is currently forming a private investment fund under the name of Keefe Ventures, LLC.

Mr. Mahan has been a Managing Director in the Investment Banking Division of Stifel Nicolaus & Company, Incorporated, or Stifel Nicolaus, and, previously, Legg Mason Wood Walker, Incorporated, prior to the acquisition of the Legg Mason Capital Markets Division by Stifel Nicolaus on December 1, 2005. Mr. Mahan joined Legg Mason in 1996, and served as a principal from 2001 to 2004.

Mr. Moore has been President and Chief Executive Officer of Luminent Mortgage Capital, Inc. since May 2007 and was President and Chief Operating Officer from March 2005 to May 2007. Luminent Mortgage Capital, Inc. is a real estate investment trust whose shares are traded on the New York Stock Exchange. Prior thereto, Mr. Moore was Executive Vice President, Capital Markets, of Radian Guaranty, Inc. from 2000 to 2005 and Managing Director, Prime Residential Mortgage Finance, of First Union National Bank from 1997 to 1999.

Mr. Nikolaus has been President and Chief Executive Officer of Donegal Mutual since 1981 and a director of Donegal Mutual since 1972. He has been our President and Chief Executive Officer since 1986. Mr. Nikolaus also serves as the Chairman and Chief Executive Officer of Province Bank and as Chairman or President of each of our insurance subsidiaries. Mr. Nikolaus has been a partner in the law firm of Nikolaus & Hohenadel since 1972.

Mr. Sherbahn has owned and operated Sherbahn Associates, Inc., a life insurance and financial planning firm, since 1974. Mr. Sherbahn has been a director of Donegal Mutual since 1967.

Richard D. Wampler, II is a certified public accountant and is a retired principal of the accounting firm of Brown Schultz Sheridan & Fritz, a position held from October 1, 1998 to June 30, 2005. For 28 years prior thereto, he was a partner in the accounting firm of KPMG LLP.

Of our nine directors, five (Messrs. Bolinger, Lyons, Mahan, Moore and Wampler) are independent.

Corporate Governance

The SEC has adopted regulations and NASDAQ has adopted changes to its listing qualification standards that became effective in 2004 and that relate to our corporate governance. Our board of directors has adopted standards and practices in order to comply with those regulations that apply to us.

We are a “controlled company” as defined in Rule 4350(c)(3) of NASDAQ’s listing qualification standards because Donegal Mutual owns and holds more than 50% of our voting power. See “Stock Ownership.” Therefore, we are exempt from the requirements of Rule 4350(c) with respect to having:

•	a majority of the members of our board of directors be independent;

•	our compensation and nominating committees being comprised solely of independent directors;

•	the compensation of our executive officers being determined by a majority of our independent directors or a compensation committee comprised solely of independent directors; and

•	director nominees being selected or recommended for selection by our board of directors, either by a majority of our independent directors or by a nominating committee comprised solely of independent directors.

Our Board of Directors and Its Committees

Our board of directors met six times in 2007. Our board of directors has an executive committee, an audit committee, a nominating committee, a compensation committee and, together with Donegal Mutual, a four-member coordinating committee.

Executive Committee

Our executive committee met nine times in 2007. Messrs. Nikolaus, Sherbahn and Glatfelter are the members of our executive committee. Our executive committee has the authority to take all action that can be taken by our full board of directors, consistent with Delaware law, between meetings of our board of directors.

Audit Committee

Our audit committee, which consists of Messrs. Bolinger, Lyons and Wampler, met nine times in 2007. Each member of our audit committee is independent within the meaning of the rules of the SEC. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, our audit committee has responsibility for:

•	the selection of our independent registered public accounting firm;

•	reviewing the scope and results of our audit by our independent registered public accounting firm;

•	reviewing related party transactions; and

•	reviewing the adequacy of our accounting, financial, internal and operating controls.

Our audit committee operates pursuant to a written charter, the full text of which may be viewed on our website at: http://www.donegalgroup.com. Our audit committee reviews its charter annually.

Nominating Committee

Our nominating committee, the members of which are Messrs. Sherbahn and Glatfelter, met once in 2007.

Our by-laws are consistent with the Holding Companies Act and provide that our nominating committee has responsibility for:

•	identification of individuals believed to be qualified to become members of our board of directors and to recommend to our board of directors nominees to stand for election as directors;

•	identification of members of our board of directors qualified to serve on the various committees of our board of directors;

•	evaluation of the procedures and processes by which the committees of our board of directors conduct a self-evaluation of their performance; and

•	provision to our board of directors of an annual performance evaluation of our nominating committee.

Our nominating committee operates pursuant to a written charter, the full text of which may be viewed on our website at http://www.donegalgroup.com. Our nominating committee reviews its charter annually.

Compensation Committee

Our compensation committee consists of Messrs. Sherbahn and Glatfelter and met three times in 2007. The compensation committee of Donegal Mutual consists of Messrs. Sherbahn, Glatfelter and Dreher. Because our employees are in fact employed by Donegal Mutual and because of our participation in Donegal Insurance Group, our compensation committee and the compensation committee of Donegal Mutual conduct joint meetings that are followed by a meeting at which only the members of our compensation committee are present and make compensation determinations on our behalf.

Our by-laws are consistent with Section 1405(c)(4) of the Holding Companies Act and provide that our compensation committee has responsibility for:

•	the annual review of the compensation of our executive officers;

•	the provision of annual compensation recommendations to our board of directors for all of our officers;

•	the determination of employees who participate in our employee stock option plans and the provision of recommendations to our board of directors as to individual stock option grants; and

•	the general oversight of our employee benefit plans.

Our compensation committee operates pursuant to a written charter, the full text of which may be viewed on our website at http://www.donegalgroup.com. Our compensation committee reviews its charter annually.

See “Executive Compensation — Compensation Discussion and Analysis” for further information.

Compensation Committee Interlocks and Insider Participation

No members of our compensation committee are former or current officers of ours, or have other interlocking relationships, as defined by the SEC.

DIRECTOR — STOCKHOLDER COMMUNICATIONS

Our stockholders may communicate with our board of directors through our corporate secretary. Stockholders who wish to communicate with any of our directors may do so by sending their communication in writing addressed to a particular director, or in the alternative, to “Non-management Directors” as a group, to the attention of our corporate secretary, Sheri O. Smith, at our headquarters, 1195 River Road, Marietta, Pennsylvania 17547. All such communications that are received by our corporate secretary will be promptly forwarded to the addressee or addressees set forth in the communication.

We encourage our directors to attend our annual meetings of stockholders because we believe director attendance at our annual meetings provides our stockholders with an opportunity to communicate with the members of our board of directors. All of our directors attended our annual meeting of stockholders in 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The compensation committee of our board of directors, or our compensation committee, oversees our compensation and benefit plans and policies, our compensation levels, including reviewing and approving equity awards to our executive officers, and reviews and recommends annually for approval by our board of directors all compensation decisions relating to our executive officers.

Our compensation committee believes that the primary objectives of our compensation programs for our executive officers are to:

•	attract and retain talented and dedicated executive officers who contribute to our growth, development and profitability and to encourage them to remain with us for many years;

•	motivate our executive officers to achieve our strategic business objectives and to reward them when they achieve those objectives; and

•	provide long-term compensation to our executive officers that rewards our executive officers for sustained financial and operating performance and leadership excellence.

To achieve these objectives, we compensate our executive officers through a combination of base salary, annual cash bonuses and long-term equity compensation.

Our compensation committee’s charter reflects these responsibilities, and the compensation committee and our board of directors reviews the charter annually.

Our Compensation Philosophy and Objectives

The most significant component of the compensation policy administered by our compensation committee is that a substantial portion of the aggregate annual compensation of our named executive officers should be based on our annual underwriting results, our premium growth and our return on equity. Our compensation committee also evaluates the achievement of our other corporate objectives and the contribution of each named executive officer to those achievements.

We rely on our judgment in making compensation decisions after reviewing our performance and the performance of our executives based on financial and operational objectives. We do not retain the services of any compensation consultants. Our named executive officers do not have employment, severance or change-of-control agreements.

For a number of years, we have maintained a cash incentive compensation program for our officers, including our named executive officers. This program operates pursuant to a formula in which a formula-based percentage of our underwriting profit is available for allocation for bonuses for our officers, including our named executive officers. The amount of the allocation is dependent upon our underwriting income, premium growth and return on equity. Our compensation committee does not assign specific weights to these factors. For the five years ended December 31, 2007, the allocation to our officers incentive bonus pool has averaged 63% of the maximum amount that we could have allocated under the formula.

The Compensation of Our Officers

Our officers, all of whom are also officers of Donegal Mutual, receive the following compensation:

•	Base Salary. The base salaries of our officers, including our named executive officers, are established based on the scope of their responsibilities and the recommendation of our chief executive officer to our compensation committee for other than his own compensation. Our compensation committee reviews the base salaries of our named executive officers annually, including our chief executive officer, and adjusts those salaries annually after taking into account individual responsibilities, performance, length of service with us, current salary, experience and compensation history as well as our results of operations.

•	Annual Cash Bonus. Our officers, including our named executive officers, receive annual cash bonuses based on our underwriting results, premium growth and return on equity. The maximum aggregate amount available annually for our officers is determined by formula. Our compensation committee then recommends to our board of directors the percentage of the maximum amount to be allocated among our officers, including our named executive officers, on a discretionary basis. Our chief executive officer submits recommended bonus allocations for our officers, including our named executive officers other than himself, to our compensation committee, which reviews his recommendations and then establishes the annual bonus allocations for our officers and reports its decisions to our board of directors. The annual cash bonuses approved by our compensation committee are paid in a single installment following the completion of each fiscal year.

•	Long-Term Equity Incentives. We believe that we can maximize our long-term performance best when the performance of our officers is motivated by equity-based awards that provide value based on our long-term performance. We have designed our long-term equity compensation plans to provide all of the members of our management, including our named executive officers, with equity incentives to foster the alignment of the interests of our officers with the interests of our stockholders. Our equity-based compensation plans provide the principal method by which our officers can acquire significant ownership of our common stock.

The primary form of equity compensation that we have historically awarded to our officers, including our named executive officers, is stock options. Our compensation committee receives preliminary recommendations for periodic stock option grants from our chief executive officer for our officers other than himself. Our compensation committee then recommends stock option grants for all of our officers, including our chief executive officer, for approval by our board of directors.

We have stock option plans that authorize us to grant options to purchase shares of our common stock to our employees, officers and directors. We have consistently followed the practice of granting stock options at an exercise price in excess of the closing price of our Class A common stock on NASDAQ on the date of grant.

The Operation of Our Compensation Process

Our compensation committee recommends all compensation and equity awards to our executive officers for final discretionary action by our board of directors. Our compensation committee, in recommending the annual compensation of our officers, including our named executive officers, to be established by our board of directors, reviews the performance and compensation of our officers. In assessing the performance of our named executive officers in relation to the objectives established by our board of directors, our compensation committee reviews specific achievements associated with attainment of the objectives, the degree of difficulty of the objectives and the extent to which significant unforeseen obstacles or favorable circumstances affected their performance.

Our compensation committee recommends to our board of directors the base salaries, annual aggregate bonus pool amount and stock option grants to the members of our management. As part of its oversight of the compensation of our named executive officers, our compensation committee recommended the following compensation adjustments for 2007 for our named executive officers:

•	increases in base salaries of our named executive officers in 2007 that averaged 6% which our compensation committee considered an adjustment consistent with published information about annual base salary increases in the property and casualty insurance industry in the United States in 2007; and

•	decreases in individual allocations from our annual bonus pool that represented an average decrease of 12% compared to our all-time high allocations in 2006. These decreases reflected slight reductions in underwriting profitability, return on equity and premium growth in 2007 compared to 2006. Our compensation committee regarded the individual allocations to our executive officers as appropriate recognition of our underwriting profitability, our return on equity and our growth in 2007.

Tax Matters

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally does not allow us a deduction for federal income tax purposes to the extent that we pay annual compensation to any of our executive officers named in the Summary Compensation Table in this proxy statement that is in excess of $1 million. However, compensation paid to such an executive officer that is paid pursuant to a performance-based plan is generally not subject to the Section 162(m) limitation. Although our compensation committee is aware of the Section 162(m) limitation, our compensation committee believes that it is equally important to maintain flexibility and the competitive effectiveness of the compensation of our named executive officers. Our compensation committee may, therefore, from time to time, authorize compensation that is not deductible for federal income tax purposes if our compensation committee believes it is in our best interests and the best interests of our stockholders to do so.

Summary Compensation Table

The following table shows the compensation we paid during 2006 and 2007 for services rendered in all capacities to our chief executive officer, our chief financial officer and our three other most highly compensated executive officers. We refer to these persons, who are named in the table below, as our named executive officers. We do not have employment agreements with any of our named executive officers, nor do we provide any of them with restricted stock awards, non-equity incentive plan compensation, deferred compensation or pension benefits.

Based on the compensation paid to our named executive officers in 2007, their salaries accounted for 46.7% of their total compensation in 2007 and their performance-based bonuses accounted for 48.3% of their total compensation in 2007.

				Stock	Option	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)(1)	Compensation ($)(2)	Total ($)

Donald H. Nikolaus,	2007	555,000	840,000	6,092	—	52,038	1,453,130
President and	2006	535,000	970,000	5,415	293,155	46,668	1,850,238
Chief Executive Officer
Cyril J. Greenya,	2007	174,000	125,000	6,092	—	42,603	347,695
Senior Vice President and	2006	162,000	138,000	—	43,007	16,860	359,867
Chief Underwriting Officer
Jeffrey D. Miller,	2007	177,000	132,000	—	—	10,098	319,098
Senior Vice President and	2006	162,000	145,000	—	43,007	9,244	359,251
Chief Financial Officer
Robert G. Shenk,	2007	223,000	125,000	—	—	11,866	359,866
Senior Vice President,	2006	214,000	138,000	—	50,255	11,427	413,682
Claims
Daniel J. Wagner,	2007	174,000	125,000	—	—	10,126	309,126
Senior Vice President and	2006	162,000	138,000	—	43,007	9,244	352,251
Treasurer

(1)	See Note 12 to our consolidated financial statements included in our 2007 annual report to stockholders for information on the accounting treatment and calculation of the grant date fair value of these stock options.

(2)	In the case of Mr. Nikolaus, the total shown includes directors and committee meeting fees of $33,000 and a matching 401(k) plan contribution of $10,656 paid during 2007. In the case of Mr. Shenk, the total shown includes a matching 401(k) plan contribution of $10,704 paid during 2007. In the case of Mr. Greenya, the total shown includes directors fees of $30,500 paid during 2007.

Grants of Plan-Based Awards

We did not grant any options to our named executive officers during 2007.

Stock Incentive Plans

We have an equity incentive plan for employees and an equity incentive plan for our directors. Under these plans, options to purchase our common stock and, in the case of our directors, restricted stock awards as well as stock options, can be granted upon the recommendation of our compensation committee and approval by our board of directors. Grants under the plans can take the form of incentive stock options, non-qualified stock options, stock appreciation rights, stock units and other stock-based awards. With the exception of an annual fixed restricted stock award to our directors, all of our incentive compensation grants have been stock options. The purpose of the plans is to provide long-term incentive awards to our employees and directors as a means to attract, motivate, retain and reward talented persons.

As of December 31, 2007, we had 3,479,500 shares of our Class A common stock reserved and available for grants under our equity incentive plan for employees and 400,000 shares of our Class A common stock reserved and available for grants under our equity incentive plan for directors. If shares covered by an option cease to be issuable for any reason, that number of shares may again be the subject of options granted under the plans.

The number and kind of shares available for grants and options under our plans, and the exercise price of outstanding options are subject to adjustment by our board of directors in the event of a merger, consolidation, reorganization, stock split, stock dividend or other event affecting the number of outstanding shares of our common stock. Unless otherwise provided in individual option agreements, unvested options do not automatically accelerate in the event of a business combination or in the event of the sale of all or substantially all of our assets.

Our board of directors, upon the recommendation of our compensation committee, has:

•	the authority to determine the persons eligible to be granted options, the number of shares subject to each option, the exercise price of each option, the vesting schedule, the circumstances in which the vesting of options is accelerated and any extension of the period for exercise; and

•	full discretionary authority to determine any matter relating to options granted under our plans.

Our board of directors has the authority to suspend, amend or terminate our plans, except as would adversely affect the rights of persons holding outstanding awards without the consent of such persons.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding equity awards held by our named executive officers at December 31, 2007:

	Option Awards				Stock Awards
	Number of Securities				Number of	Market Value
	Underlying				Shares or	of Shares or
	Unexercised Options		Option		Units of Stock	Units of Stock
	(#)	(#)	Exercise	Option	That Have Not	That Have Not
Name	Exercisable	Unexercisable	Price ($)	Expiration Date	Vested (#)	Vested ($)

Donald H. Nikolaus	116,667	—	6.75	4/17/2008	311	5,340
	233,333	—	15.75	7/21/2010
	58,333	116,667	21.00	10/19/2011
Cyril J. Greenya	33,333	—	15.75	7/21/2010	311	5,340
	10,000	20,000	21.00	10/19/2011
Jeffrey D. Miller	33,333	—	15.75	7/21/2010	—	—
	10,000	20,000	21.00	10/19/2011
Robert G. Shenk	40,000	—	15.75	7/21/2010	—	—
	10,000	20,000	21.00	10/19/2011
Daniel J. Wagner	33,333	—	15.75	7/21/2010	—	—
	10,000	20,000	21.00	10/19/2011

Option Exercises and Stock Vested

The following table summarizes stock options exercised by our named executive officers and, in the case of our named executive officers who are also directors, restricted stock awards vested, during 2007:

	Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)(1)	Acquired on Vesting (#)	on Vesting ($)(1)

Donald H. Nikolaus	75,000	797,800	311	5,340
Cyril J. Greenya	31,106	322,338	311	5,340
Jeffrey D. Miller	—	—	—	—
Robert G. Shenk	23,333	253,010	—	—
Daniel J. Wagner	—	—	—	—

(1)	Value realized is based upon the closing price of our common stock on NASDAQ on the date of exercise or vesting minus the exercise price of the option awards.

Pension Benefits

None of our named executive officers participated in or had an account balance in qualified or non-qualified defined benefit plans that we sponsored in 2006 or 2007, and none is contemplated for 2008.

Non-Qualified Deferred Compensation

None of our named executive officers participated in or had account balances in non-qualified deferred compensation plans or other deferred compensation plans that we maintained in 2006 or 2007, and none is contemplated for 2008.

Director Compensation

Our directors and the directors of Donegal Mutual received an annual retainer of $30,000 in 2007. Members of the committees of our board of directors and of the board of directors of Donegal Mutual received a fee of $250 for each committee meeting attended in 2007, with the exception of their Audit Committees. Members of their Audit Committees received a fee of $500 for each meeting attended in 2007. A person who serves on our board of directors as well as the board of directors of Donegal Mutual receives only one annual retainer, which retainer is allocated 20% to Donegal Mutual and 80% to us effective March 1, 2008.

Under our equity incentive plan for directors, each of our directors and each director of Donegal Mutual receives an annual restricted stock award of 311 shares of our Class A common stock as of the first business day of each year, provided the director served as a member of our board of directors or the board of directors of Donegal Mutual during any portion of the preceding calendar year. Each of our directors and each of the directors of Donegal Mutual is also eligible to receive non-qualified options to purchase shares of our Class A common stock in an amount determined by our board of directors from time to time. Donegal Mutual reimburses us for the options and restricted stock awards granted to those directors of Donegal Mutual who are not also members of our board of directors.

The following table sets forth a summary of the compensation we paid to our non-officer directors during 2007.

		Fees Earned
		or Paid in	Stock	Option
Name	Year	Cash ($)	Awards ($)	Awards ($)	Total ($)

Robert S. Bolinger	2007	35,750	5,340	—	41,090
Patricia A. Gilmartin	2007	31,000	5,340	—	36,340
Philip H. Glatfelter, II	2007	82,000	5,340	—	87,340
John J. Lyons	2007	35,750	5,340	—	41,090
John M. Mahan	2007	31,000	5,340	—	36,340
S. Trezevant Moore, Jr.	2007	30,500	5,340	—	35,840
R. Richard Sherbahn	2007	33,500	5,340	—	38,840
Richard D. Wampler, II	2007	35,500	5,340	—	40,840

Related Person Transactions

We have adopted a policy formalizing the manner in which we deal with a proposed transaction between us and a related person other than Donegal Mutual because we recognize that related person transactions present a heightened risk of conflicts of interest and can create the appearance of a conflict of interest. Under our policy, all proposed related person transactions must receive the prior approval of the audit committee of our board of directors before we can enter into the transaction, and, if the transaction continues for more than one year, the continuation must be approved annually by the audit committee of our board of directors. Our transactions with Donegal Mutual require the prior approval of our coordinating committee. See “Our Relationship with Donegal Mutual — The Coordinating Committee.”

Donald H. Nikolaus, our President and a director and the President and a director of Donegal Mutual, is also a partner in the law firm of Nikolaus & Hohenadel. Such firm has served as general counsel to Donegal Mutual since 1970 and to us since 1986, principally in connection with the defense of claims litigation arising in Lancaster, Dauphin and York counties of Pennsylvania. Such firm is paid its customary fees for such services. Those fees were $395,197 in 2006 and $372,926 in 2007.

Patricia A. Gilmartin, a director and a director of Donegal Mutual, is an employee of Associated Donegal Insurance Brokers, which has no affiliation with us except that Associated Donegal Insurance Brokers receives insurance commissions in the ordinary course of business from our subsidiaries and Donegal Mutual in accordance with their standard commission schedules and agency contracts.

Frederick W. Dreher, a director of Donegal Mutual, is a partner in the law firm of Duane Morris LLP, which represents us and Donegal Mutual in certain legal matters. Such firm is paid its customary fees for such services. Those fees were $1,090,614 in 2006 and $1,013,913 in 2007.

Four of our nine directors are affiliated with Donegal Mutual, our majority stockholder, with whom we have a variety of inter-company agreements providing for, among other things, the pooling of underwriting results and reinsurance and expense sharing. See “Stock Ownership — Our Relationship with Donegal Mutual.”

Limitation of Liability and Indemnification

Our certificate of incorporation includes a provision that limits, to the maximum extent permitted by Delaware law, the liability of our directors and officers to us and to our stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

This limitation does not, however, apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding.

Our certificate of incorporation and by-laws obligate us, to the maximum extent permitted by Delaware law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers, or, while one of our directors or officers, is or was serving, at our request, as a director or officer of another entity. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to our officers and directors pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in such laws and is unenforceable.

In addition, our certificate of incorporation and by-laws permit us, at our expense, to purchase and maintain insurance to protect us and any director, officer or employee against any liability of any character asserted against or incurred by us or any such director, officer or employee, or arising out of any such person’s corporate status, whether or not we would have the power to indemnify such person against such liability under Delaware law. We also have and intend to maintain directors’ and officers’ liability insurance.

Evaluation of Executive Performance in 2007 and Executive Compensation

Our compensation committee does not restrict its evaluation of the performance of our named executive officers to predetermined formulas or a limited set of criteria. Our compensation committee considered our progress during 2007 in achieving the short-term and long-term objectives described below:

•	our continued achievement of underwriting results superior to the underwriting results of other property and casualty insurance companies on a long-term basis;

•	our achievement of a compound rate of revenue growth in excess of 12% over a five-year period;

•	our status in being named as one of Ward’s top 50 performing insurance companies over a five-year period for the third straight year;

•	our recognition in National Underwriter magazine as ranking 18th nationally for underwriting profitability as measured by our combined ratio over a six-year period among all personal lines property and casualty insurance companies;

•	our continued geographic expansion;

•	our development of automated underwriting and policy issuance software that enables us to compete with the national carriers;

•	Donegal Mutual’s establishment of an affiliation with Sheboygan Falls Mutual Insurance Company and its development of a strategy for its demutualization and acquisition by us during 2008;

•	enhancing our personnel and their skills; and

•	our realization of operational and expense synergies on a continuing basis.

On an overall basis, our compensation committee believes that our progress in the achievement of these objectives exceeded the targets established for these objectives at the start of 2007 with emphasis given to our underwriting profit of $27.1 million in 2007, which is the third highest in our history. This progress was the basis of the decisions made by our compensation committee at its meetings in December 2007 and February 2008 with respect to adjustments to base salary and the allocation of our annual cash bonuses for our named executive officers.

Our philosophy and that of our compensation committee is founded on performance and profitability, so that the major portion of the compensation of our named executive officers arises from annual bonuses and stock options that will have their greatest value only when our performance and profitability is at a high level. The compensation recommendations of our compensation committee to our board of directors and the compensation determinations of our board of directors as to each of our named executive officers is discussed below and were based on the policies and procedures described earlier in this proxy statement and the factors and criteria described below. The specific compensation decisions made for each of our named executive officers in 2007 reflects our strong financial and operational performance in 2007.

Our President and Chief Executive Officer

Base Salary.  Mr. Nikolaus received a base salary of $555,000 in 2007 compared to a base salary of $535,000 in 2006. We limited the amount of the increase in the base salary of Mr. Nikolaus at his request and also because Mr. Nikolaus prefers that a substantial portion of his compensation be performance-based.

Annual Cash Bonus.  Mr. Nikolaus received a bonus of $840,000 in respect of 2007 and a bonus of $970,000 in respect of 2006, which represent allocations from our formula-based bonus plan tied to our underwriting profitability and a subjective analysis of the performance of Mr. Nikolaus in 2007 and 2006 with respect to his participation in the bonus pool allocations. The principal subjective factors in determining the allocations to Mr. Nikolaus were the leadership he provides us, his achievement of our objectives in 2007 and 2006 and our overall financial, strategic and operational performance in 2007 and 2006. Mr. Nikolaus received the same percentage allocation from the bonus pool (40%) in 2007 and in 2006.

Our Senior Vice President and Chief Financial Officer

Base Salary.  Mr. Miller received a base salary of $177,000 in 2007 compared to a base salary of $162,000 in 2006. The 9.3% increase reflected Mr. Miller’s successful performance of his responsibilities as our chief financial offer and a cost-of-living adjustment. The principal reason for the increase was Mr. Miller’s meeting of objective and subjective performance criteria we established plus our continuing record of strong financial performance.

Annual Cash Bonus.  Mr. Miller received a bonus of $132,000 in respect of 2007 and a bonus of $145,000 in respect of 2006. This 9% decrease in his 2007 bonus was principally the result of our reduced level of underwriting profitability. The bonus reflected Mr. Miller’s effective oversight of our financial reporting and our systems of internal control.

Our Senior Vice President of Claims

Base Salary.  Mr. Shenk received a base salary of $223,000 in 2007 compared to $214,000 in 2006. The 4.2% increase represented a cost-of-living adjustment.

Annual Cash Bonus.  Mr. Shenk received a bonus of $125,000 in respect of 2007 and a bonus of $138,000 in respect of 2006. This 9% decrease in his 2007 bonus was principally the result of our reduced level of underwriting profitability. The bonus reflected our substantially lower than industry average combined ratio and Mr. Shenk’s leadership in maintaining the quality and promptness of our claims service.

Our Senior Vice President and Chief Underwriting Officer

Base Salary.  Mr. Greenya received a base salary of $174,000 in 2007 compared to a base salary of $162,000 in 2006. This 7.4% increase reflected Mr. Greenya’s successful assumption of the responsibilities of serving as our chief underwriting officer and a cost-of-living adjustment.

Annual Cash Bonus.  Mr. Greenya received a bonus of $125,000 in respect of 2007 and a bonus of $138,000 in respect of 2006. This 9% decrease in his 2007 bonus was principally the result of our reduced level of underwriting profitability. The bonus reflected Mr. Greenya’s effective oversight of our underwriting operations and his participation in negotiating cost-effective renewals of our reinsurance.

Our Senior Vice President and Treasurer

Base Salary.  Mr. Wagner received a base salary of $174,000 in 2007 compared to a base salary of $162,000 in 2006. This 7.4% increase reflected Mr. Wagner’s successful role in maintaining effective expense management controls and a cost-of-living adjustment.

Annual Cash Bonus.  Mr. Wagner received a bonus of $125,000 in respect of 2007 and a bonus of $138,000 in respect of 2006. This 9% decrease in his 2007 bonus was principally the result of our reduced level of underwriting profitability. Mr. Wagner’s bonus reflected his effective supervision of our billing, cash management and treasury functions.

Report of Our Compensation Committee

The following report of our compensation committee does not constitute proxy solicitation material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this compensation committee report by reference therein.

Our compensation committee held a joint meeting with the compensation committee of the board of directors of Donegal Mutual. The committees reviewed and discussed the compensation discussion and analysis that appears under the caption “Executive Compensation” with management.

Based on the review and discussion by our compensation committee with management, the joint meeting with the members of the compensation committee of Donegal Mutual, the members of our compensation committee then held a meeting at which they recommended to our board of directors that our board of directors approve the inclusion of the compensation discussion and analysis set forth in this proxy statement under the caption “Executive Compensation” for filing with the SEC and the incorporation by reference of such compensation discussion and analysis in our annual report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

MEMBERS OF THE COMPENSATION COMMITTEES
OF DONEGAL GROUP INC. AND DONEGAL
MUTUAL INSURANCE COMPANY

Philip H. Glatfelter, II
R. Richard Sherbahn
Frederick W. Dreher

March 4, 2008

Equity Compensation Plan Information

The following table sets forth information regarding our equity compensation plans:

Number of Securities
(Class) Remaining
	Number of Securities				Available for Future
	(Class) to be Issued		Weighted-Average		Issuance Under Equity
	Upon Exercise of		Exercise Price of		Compensation Plans
	Outstanding Options,		Outstanding Options,		(Excluding Securities
Plan category	Warrants and Rights		Warrants and Rights		Reflected in Column (a))
	(a)		(b)		(c)

Equity compensation plans approved by	2,384,722	(Class A)	$17.36	(Class A)	3,879,500	(Class A)
securityholders	—	(Class B)	—	(Class B)	—	(Class B)
Equity compensation plans not approved by securityholders	—		—		—

Total	2,384,722		$17.36		3,879,500

AUDIT AND NON-AUDIT FEES

Our audit committee approves the fees and other significant compensation to be paid to our independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. Our audit committee also pre-approves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our audit committee delegates to our audit committee Chair preapproval authority for non-audit services up to $25,000 subject to subsequent approval by the full audit committee at its next scheduled meeting.

Our audit committee reviewed and discussed with KPMG LLP the following fees for services rendered for our 2007 fiscal year and considered the compatibility of non-audit services with KPMG LLP’s independence.

Audit Fees.  The fees of KPMG LLP, our independent registered public accounting firm, in the aggregate for the fiscal years ended December 31, 2006 and 2007 were $725,000 and $680,000, respectively, in connection with (i) the audit of our annual consolidated and statutory financial statements for those fiscal years, (ii) the reviews of our consolidated financial statements included in our Form 10-Q quarterly reports and (iii) services performed in connection with filings of registration statements and offerings.

Audit-Related Fees.  We paid audit-related fees of $10,000 to KPMG LLP during 2007 for the SEC and general accounting matters. We did not pay any audit-related fees to KPMG LLP during 2006.

Tax Fees.  We did not pay any tax fees to KPMG LLP during 2006 or 2007.

All Other Fees.  KPMG LLP’s aggregate fees for other services during our fiscal years ended December 31, 2006 and 2007 were $58,000 and $61,000, respectively.

Report of Our Audit Committee

The following report of our audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

Our audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of our audit committee members satisfies the independence requirements of Exchange Act Rule 10A-3 and complies with the financial literacy requirements thereof. Our board of directors has determined that all three members of our audit committee, Messrs. Bolinger, Lyons and Wampler, satisfy the financial expertise requirements and have the requisite experience as defined by the SEC’s rules. The full text of our audit committee charter as currently in effect can be viewed on our website at http://www.donegalgroup.com. Our audit committee reviews and reassesses the adequacy of its charter on an annual basis.

The charter of our audit committee specifies that the purpose of our audit committee is to assist our board of directors in:

•	the oversight of our accounting and financial reporting processes and the audits of our financial statements;

•	the preparation of the annual report of our audit committee required by the disclosure rules of the SEC;

•	the oversight of the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm;

•	the retention of our independent registered public accounting firm;

•	the adequacy of our system of internal controls; and

•	the performance of our independent registered public accounting firm and of our internal audit function.

In carrying out these responsibilities, our audit committee, among other things:

•	monitors preparation of quarterly and annual financial reports by our management;

•	supervises the relationship between us and our independent registered public accounting firm, including having direct responsibility for its appointment, compensation and retention; reviewing the scope of its audit services; approving audit and non-audit services and confirming the independence of our independent registered public accounting firm; and

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of our policies relating to legal and regulatory compliance, ethics and conflicts of interest and review of our internal audit program.

Our audit committee met nine times during 2007. Our audit committee schedules its meetings in order to have sufficient time to devote appropriate attention to all of its responsibilities. When it deems it appropriate, our audit committee holds meetings with our independent registered public accounting firm and with our internal auditors in executive sessions at which our management is not present.

As part of its oversight of our financial reporting process, our audit committee reviews all annual and quarterly financial statements and discusses them with our independent registered public accounting firm and with management prior to the issuance of the statements. During 2007, management and our independent registered public accounting firm advised our audit committee that each of our financial statements had been prepared in accordance with generally accepted accounting principles, and they reviewed significant accounting and disclosure issues with our audit committee. These reviews included discussion with our independent registered public accounting firm as to the matters required to be discussed pursuant to Statement of Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), including the accounting principles we employ, the reasonableness of significant judgments made by management and the adequacy of the disclosures in our financial statements. Our audit committee discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG LLP to our audit committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Our audit committee also reviewed methods of enhancing the effectiveness of our internal and disclosure control system. Our audit committee, as part of this process, analyzed steps taken to implement recommended improvements in our internal control procedures.

Based on our audit committee’s reviews and discussions as described above, the members of our audit committee recommended to our board of directors that our board of directors approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Submitted by:

Audit Committee

Robert S. Bolinger
John J. Lyons
Richard D. Wampler, II

March 13, 2008

ITEM 2 — RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF KPMG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

Our audit committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008. We are asking our stockholders to ratify our audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2008. Although ratification is not required by our by-laws or otherwise, we are submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice.

Representatives of KPMG LLP will be present at our annual meeting to respond to appropriate questions and to make such statements as they may desire.

Our board of directors recommends that our stockholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2008.

In the event our stockholders do not ratify the appointment, our audit committee and our board of directors will reconsider the appointment. Even if our stockholders ratify the appointment, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

STOCKHOLDER PROPOSALS

Any stockholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the SEC, wishes to submit a proposal for inclusion in our proxy statement for our 2009 annual meeting of stockholders must deliver such proposal in writing to our Secretary at our principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547, not later than November 14, 2008.

Pursuant to Section 2.3 of our by-laws, if a stockholder wishes to present at our 2009 annual meeting of stockholders (i) nominations of persons for election to our board of directors or (ii) an item of business to be transacted by our stockholders, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, the stockholder must comply with the provisions relating to stockholder proposals set forth in our by-laws, which are summarized below. Written notice of any such proposal containing the information required under our by-laws, as described herein, must be received by our corporate secretary, at our principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547 during the period commencing on November 14, 2008 and ending on December 15, 2008.

A written proposal of nomination for a director must set forth:

•	the name and address of the stockholder, as the same appears on our books, who intends to make the nomination (the “Proposing Stockholder”);

•	as to each person whom the Proposing Stockholder nominates for election or reelection as a director, all information relating to such person as would be required to be disclosed in a solicitation of proxies for election of such nominees as directors pursuant to the proxy rules under the Exchange Act;

•	the principal occupation or employment for the past five years of each person whose nomination the Proposing Stockholder intends to make;

•	a description of any arrangement or understanding between each person whose nomination is proposed and the Proposing Stockholder with respect to such person’s nomination for election as a director and actions to be proposed or taken by such person if elected as a director;

•	the written consent of each person so nominated to serve as a director if elected as a director;

•	as to any other business that the Proposing Stockholder intends to bring before our 2009 annual meeting of stockholders, a brief description of such business, the Proposing Stockholder’s reasons for presenting such business at our 2009 annual meeting of stockholders and any material interest of the Proposing Stockholder in such business;

•	the name and address of the Proposing Stockholder; and

•	the number of shares of our Class A common stock and our Class B common stock beneficially owned within the meaning of SEC Rule 13d-3 and of record by the Proposing Stockholder.

Only candidates nominated by stockholders for election as a member of our board of directors in accordance with our by-law provisions as summarized herein will be eligible for election as a member of our board of directors at our 2009 annual meeting of stockholders. A written proposal relating to a matter other than a nomination for election as a director must set forth information regarding the matter equivalent to the information that would be required under the proxy rules of the SEC if proxies were solicited for stockholder consideration of the matter at a meeting of stockholders.

Only such business may be conducted at our 2009 annual meeting of stockholders as shall have been brought before our annual meeting in accordance with the procedures set forth in our by-law provisions as summarized herein. The chairman of our 2009 annual meeting of stockholders will have the discretion to determine if a nomination or an item of business has been proposed in accordance with the procedures set forth in our by-laws as summarized herein. Only stockholder proposals submitted in accordance with the by-law provisions summarized above will be eligible for presentation at our 2009 annual meeting of stockholders, and any matter not submitted to our board of directors in accordance with such provisions will not be considered or acted upon at our 2009 annual meeting of stockholders.

OTHER MATTERS

Our board of directors does not know of any matters to be presented for consideration at our annual meeting other than the matters described in the notice of annual meeting, but if any matters are properly presented, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of our board of directors,

Donald H. Nikolaus,
President and Chief Executive Officer

March 17, 2008

002CS-60986

Using a black ink pen, mark your votes with an X as shown in
this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM   PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR each nominee listed in Proposal 1 and FOR Proposal 2.

1. Election of Class A Directors:

	For	Withhold				For	Withhold		For	Withhold
01 - Robert S. Bolinger	☐	☐	02 - Patricia A. Gilmartin			☐	☐	03 - Philip H. Glatfelter, II	☐	☐

			For	Against	Abstain
2. Ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2008.			☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.
B Non-Voting Items
Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM   PORTION IN THE ENCLOSED ENVELOPE.

Proxy — DONEGAL GROUP INC.

Annual Meeting of Stockholders TO BE HELD APRIL 17, 2008
This Proxy Solicited on behalf of the Board of Directors
The undersigned hereby appoints Daniel J. Wagner and Jeffrey D. Miller, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Class A common stock and Class B common stock of Donegal Group Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 1195 River Road, Marietta, Pennsylvania 17547, on April 17, 2008 at 10:00 a.m., and at any adjournment or postponement thereof, as set forth on the reverse side of this proxy card.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with our board of directors’ recommendations.